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                                     CONSENT


     We hereby consent to the references to this firm and our opinions in, and the inclusion of our opinions as exhibits to: the Registration Statement on Form S-1 filed by Clifton Savings Bancorp, Inc. (the "Company"), and all amendments thereto; in the Form H-(e)1-S for the Company, and all amendments thereto; and in the Application for Conversion on Form AC filed by Clifton Savings Bank, S.L.A. (the "Bank"), and all amendments thereto, relating to the conversion of the Bank from a New Jersey-chartered mutual savings and loan association to a New Jersey chartered stock savings and loan association, the concurrent issuance of the Bank's outstanding capital stock to the Company, a holding company formed for such purpose, and the offering of the Company's common stock.


                                             /s/ Muldoon Murphy & Faucette LLP

                                             MULDOON MURPHY & FAUCETTE LLP

Dated this 13th day of
June 2003